Exhibit 15.2

北京市朝阳区建国路77号华贸中心3号写字楼34层 邮编：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

April 27, 2023

Bilibili Inc.

Building 3, Guozheng Center

No. 485 Zhengli Road,

Yangpu District, Shanghai, China

as the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Item 3. Key Information—D. Risk Factors —Risks Related to Our Business and Industry”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—B. Business Overview”, “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation” in Bilibili Inc.’s Annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2023. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Registration Statements on Form S-8 (Nos. 333-267701, 333-259682 and 333-226216) and Form F-3 (No. 333-269158) of Bilibili Inc.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongchen
Jingtian & Gongcheng